EXHIBIT 99.1

One Jake Brown Road
 Old Bridge, NJ 08857
Tel: 732-679-4000
Fax: 732-679-4353
www.blondertongue.com

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports First Quarter 2010 Results

OLD BRIDGE, NEW JERSEY, May 6, 2010 – Blonder Tongue Laboratories, Inc. (NYSE Amex:  “BDR”)

Blonder Tongue (NYSE Amex: “BDR”) today announced its results of operations for the first quarter ended March 31, 2010.  Net sales for the quarter were $5,594,000, compared to $8,933,000 for the comparable quarter in 2009.  Net loss for the quarter was $(205,000) or $(0.03) per share, compared to net earnings of $459,000 or $0.07 per share for the comparable quarter in 2009.

The overall sales decrease is attributed to reduced demand for the Companies products across all products lines, which first affected Blonder Tongue in the second quarter 2009, as deteriorating economic conditions adversely affected capital spending by customers.  Sales of analog and digital transition products decreased, as sales of Digital Video Headend Products, which include recently released HD Encoders and EdgeQAM devices, increased slightly over the equivalent quarter in 2009.

Commenting on the first quarter of 2010, Chairman and Chief Executive Officer James A. Luksch noted, “We mitigated the impact of reduced sales in the first quarter of 2010 through a combination of cost reductions and gross margin improvements that were initially implemented during the second half of 2009 and which continued into the first quarter 2010.  Our gross margins for the first quarter 2009 were 41%, compared to gross margins of 45% during the first quarter 2010.  We also cut operating expenses by more than $547,000 in the first quarter 2010 compared to the same period last year.”

“Over time, we expect Digital Video Headend Products will overtake analog products as our core business.  Our engineering strategy anticipated this transition and we continue launching new EdgeQAM devices and Encoders (four models will begin shipping this month including the HDE-2H, HDE-2C, SD10E and AV10E),” said Bob Palle, President of Blonder Tongue.  “As just announced, we have booked a large commitment for our EdgeQAM-400 resulting in a significant backlog. The backlog is expected to ship in the next two quarters and we anticipate solid demand for our newly released digital encoders, leaving us optimistic about our financial performance through the rest of 2010,” he added.

Blonder Tongue Laboratories, Inc. provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  With 60 years of experience, the company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks. Additional information on Blonder Tongue and its products can be found at www.blondertongue.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2009 (See Item 1: Business, Item 1A: Risk Factors and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “indications”, “should”, “project”, and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

       Contacts:

Eric Skolnik Chief Financial Officer eskolnik@blondertongue.com (732) 679-4000	James A. Luksch Chief Executive Officer jluksch@blondertongue.com (732) 679-4000

-MORE-

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

	(unaudited)
	Three months ended
	March 31,
	2010	2009

Net sales	$5,594	$8,933
Gross profit	2,515	3,654
Earnings (loss) from operations	(161)	431
Earnings (loss) from continuing operations	(205)	393
Earnings from discontinued operations	-	66
Net earnings (loss)	$(205)	$459
Basic and diluted earnings (loss) per share from continuing operations	$(0.03)	$0.06
Basic and diluted gain per share from discontinued operations	-	$0.01
Basic and diluted net earnings (loss) per share	$(0.03)	$0.07
Basic and diluted weighted average shares outstanding:	6,191	6,191

Consolidated Summary Balance Sheets
(in thousands)

	(unaudited)
	March 31, 2010	December 31, 2009

Current assets	$13,288	$13,195
Property, plant, and equipment, net	3,922	4,000
Total assets	26,819	25,172
Current liabilities	3,836	1,952
Long-term liabilities	3,008	3,065
Stockholders’ equity	19,975	20,155

Total liabilities and stockholders’ equity	$26,819	$25,172

4